Exhibit 4
ASHFORD HOSPITALITY TRUST, INC.
ARTICLES SUPPLEMENTARY ESTABLISHING ADDITIONAL SHARES
OF SERIES D PREFERRED STOCK
     Ashford Hospitality Trust, Inc., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland and its corporate office in Dallas, Texas certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article V of the Corporation’s charter (“Charter”), the Board of Directors (the “Board”) previously classified and designated 8,000,000 shares of the unissued preferred stock, par value $.01 per share, of the Corporation as Series D Preferred Stock (the “Series D Preferred Stock”), having the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the “Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Stock” filed by the Corporation with the State Department of Assessments and Taxation of Maryland on July 17, 2007 (the “Initial Series D Articles Supplementary”).
     SECOND: Following the initial issuance of the Series D Preferred Stock, the Corporation reacquired 2,333,203 shares of Series D Preferred Stock, which shares thereupon reverted to the status of authorized but unissued shares of preferred stock without designation as to class or series.
     THIRD: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article V of the Corporation’s Charter, the Board of Directors approved and, on September 21, 2010, the Company filed Articles Supplementary establishing an additional 3,300,000 shares of preferred stock as Series D Preferred Stock, par value $.01 per share, having all of the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the Initial Series D Articles Supplementary, with the result that the Corporation, prior to giving effect to these Articles Supplementary, the Corporation has authorized and outstanding an aggregate of 8,966,797 shares of Series D Preferred Stock.
     FOURTH: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article V of the Corporation’s Charter, the Board of Directors on September 27, 2011, classified an additional 700,000 shares of preferred stock as Series D Preferred Stock, par value $.01 per share, having all of the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the Initial Series D Articles Supplementary, with the result that the Corporation shall now have authorized an aggregate of 9,666,797 shares of Series D Preferred Stock, all of which shall constitute a single series of preferred stock.
     FIFTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
     SIXTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

     The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary as of this 30th day of September 2011.

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ David Kimichik
David Kimichik, Chief Financial Officer

ATTEST:
By:	/s/ David A. Brooks
David A. Brooks, Secretary

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